EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1553	763-540-1212

Will Miller Resigns from
Tennant Company Board of Directors

MINNEAPOLIS, Minn., March 29, 2005—Tennant Company (NYSE: TNC), a world leader in manufacturing surface maintenance equipment, announced today that Will Miller has resigned from Tennant’s board of directors. Mr. Miller is Tennant Company’s longest-tenured director, having served on the board since 1994. Miller is Chairman of Irwin Financial Corporation, a diversified financial services company.

Janet Dolan, President and CEO of Tennant Company, recognized Miller’s long-standing contribution to the company: “On behalf of the Tennant board of directors and corporate management team, I want to thank Will for 11 years of dedication and commitment to Tennant and its success.”

Mr. Miller commented: “I have great respect for the management team and my fellow directors at Tennant. However, my schedule has changed meaningfully, requiring this change. As I leave, I have every confidence Tennant is in good hands.”

Mr. Miller’s resignation is effective May 4, 2005.

Tennant Company

        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands, and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries. For more information, visit www.tennantco.com.

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